Form S-1/A Appendix

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder(s) of
Landbay Inc.
Flushing, NY

I hereby consent to the inclusion of our Auditor's Report, dated October 31, 2016, on the financial statements of Landbay Inc. for the period from January 28, 2016 (inception) to March 31, 2016 in the Company's Report on Form S-1. We also consent to the application of such report to the financial information in the Report on Form S-1, when such financial information is read in conjunction with the financial statements referred to in my report.

/s/Rizwan Ahmed CPA P.C.
Rizwan Ahmed CPA P.C.

New Hyde Park, New York
December 5, 2016